Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(213) 627-9888
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Second Quarter Earnings for 2017

•	Net income was $8.5 million for the second quarter of 2017 or $0.67 basic earnings per share and $0.62 diluted earnings per share.

•	Total loans and leases, net of deferred fees and discounts, increased by $74.5 million from the period ended December 31, 2016 to the period ended June 30, 2017, or 6.4%.

•	Noninterest-bearing deposits grew by $41.4 million or 23.8% for the period ended December 31, 2016 to the period ended June 30, 2017.

Los Angeles, CA, August 4, 2017 -RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced earnings for the quarter ended June 30, 2017.

The Company reported net income of $8.5 million, or $0.62 diluted earnings per share for the three months ended June 30, 2017, compared to a net income of $5.5 million or $0.40 diluted earnings per share and $5.2 million or $0.38 diluted earnings per share for the three months ended March 31, 2017 and June 30, 2016, respectively. Included in the net income for the three months ended June 30, 2017 is a recapture of the provision for loan losses of $4.2 million, reflecting both the receipt of a guaranteed payment on a SBA 7A guaranteed loan of $629,000 in May 2017 that was previously charged-off and the receipt of $3.6 million in July 2017 pursuant to a SBA loan guaranty that we previously fully reserved for in the allowance for loan losses. The effect of the recapture of the provision for loan losses on our after-tax income is approximately $2.5 million. Excluding this one-time event from net income for the three months ended June 30, 2017 would result in net income of approximately $6.0 million and $0.47 in diluted earnings per share.

Mr. Alan Thian, Chairman, President and CEO, stated that we have had a very exciting quarter. On July 31, 2017, we completed our initial public offering of 3,750,000 shares at a price to the public of $23.00 per share and a total offering size of $86,250,000. The offering was originally 3,000,000 shares but due to demand, we increased it to 3,750,000 shares. RBB Bancorp sold 2,857,756 shares and the selling shareholders sold 892,244 shares of RBB Bancorp’s common stock. The offering resulted in gross proceeds to RBB Bancorp of approximately $61.8 million. RBB Bancorp intends to contribute $25 million of the net proceeds received from this offering to the Bank. Our stock now trades on the Nasdaq Global Select Market under the symbol “RBB.”

The increase in net income for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 is attributable primarily to an increase in noninterest income and a reduction in noninterest expense and the recapture of the provision for loan losses of $4.2 million. The increase in net income for the three months ended June 30, 2017 as compared to the second quarter of 2016 is the result of increased loan sales, service charges and lower expenses associated with the TomatoBank merger.

Net income of $8.5 million for the second quarter of 2017 produced an annualized return on average equity of 18.27% and an annualized return on average assets of 2.29%. The efficiency ratio for the second quarter of 2017 was 40.44% compared to 42.92% for the same period last year. Adjusted annualized return on average assets and average tangible common equity for the second quarter of 2017 was 1.49% and 14.28%, respectively compared to 1.37% and 14.57% for the second quarter of 2016.

Net income totaled $14.0 million for the six months ended June 30, 2017 or $1.02 diluted earnings per share compared to $8.0 million or $0.58 diluted earnings per share for the same period in 2016. This represented an increase of $6.0 million, or 75.45%, when compared to net income for the same period ended June 30, 2016. The increase in our net income for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 is attributable to organic and acquisition growth, recapture of the loan loss provision, higher noninterest income and lower noninterest expense. The increase in noninterest income is due to increased loan sales activity and service charges as a result of the TomatoBank acquisition. The decrease in noninterest expense is due to reduced conversion expenses resulting from the consolidation of TomatoBank. Included in the net income for the six months ended June 30, 2017 is a recapture of the provision for loan losses of $4.2 million as detailed above. Excluding this one-time event from net income for the six months ended June 30, 2017 would result in net income of approximately $11.5 million and $0.84 in diluted earnings per share.

Net income for the six months ended June 30, 2017 and 2016 produced an annualized return on average tangible common equity of 15.25% and 9.61%, respectively, and an annualized return on average assets of 1.93% and 1.26%, respectively. The adjusted annualized return on average equity was 13.65% and 11.69% for the six months ended June 30, 2017 and 2016, respectively. The adjusted return on average assets was 1.43% and 1.32% for the six months ended June 30, 2017 and 2016, respectively. The efficiency ratio for the six months ended June 30, 2017 was 40.83%, compared to 49.12% for the six months ended June 30, 2016.

Net interest income before (recapture) provision for loan losses was $14.0 million for the quarter ended June 30, 2017, which was a $1.5 million or a 9.45% decrease from the second quarter of 2016. Total interest income and fees on loans for the second quarter of 2017 of $16.8 million decreased $1.5 million, or 8.01%, from the second quarter of 2016. This decrease was primarily due to accretion income being lower by $1.5 million in the second quarter of 2017 as compared to the second quarter of 2016. Accretion income was lower in the second quarter of 2017 as compared to the second quarter of 2016 because of early payoffs of TomatoBank loans that accelerated the accretion of the discounts associated with those loans in the second quarter of 2016. Interest income on investment securities increased $107,000, or 51.94%, from the second quarter of 2016 due primarily to the average balance in investment securities increasing by $10.0 million. Net interest income before (recapture) provision for loan losses for the six months ended June 30, 2017 and 2016 was constant at $27.5 million for each period.

Noninterest income was $3.2 million for the second quarter of 2017, compared to $2.4 million in the first quarter of 2017 and $2.3 million for the second quarter of 2016. For the first six months of 2017, noninterest income was $5.6 million, compared to $3.7 million for the same period of 2016. The year-over-year increase of $1.9 million was primarily due to an increase in net gain on sale of loans of $1.5 million.

Noninterest expense for the second quarter of 2017 was $7.0 million compared to $6.6 million for the first quarter of 2017 and $7.7 million for the second quarter of 2016. The $695,000 decrease when compared to the second quarter of 2016 was primarily the result of a decrease in legal and professional expense of $655,000.

Noninterest expense for the first six months of 2017 decreased $1.8 million from the same period last year. Year-over-year increases included $1.4 million in salary costs, primarily due to growth in personnel from the TFC acquisition. Legal and professional expense decreased $1.1 million. Non-recurring acquisition related expenses in connection with the TFC acquisition were $1.7 million for the six months ended June 30, 2016.

Net Interest Income and Net Interest Margin

Net interest income, before (recapture) provision for loan losses, was $14.0 million for the second quarter of 2017, compared to $13.5 million for the first quarter of 2017 and $15.5 million for the second quarter of 2016. Our net interest margin was 4.02% for the second quarter of 2017, compared to 4.57% for the second quarter of 2016. Total average earning asset yield was 5.02% for the second quarter of 2017 compared to 5.51% for the second quarter of 2016. The decrease in our margin is primarily due to lower accretion of purchased discounts between the second quarter of 2017 and the second quarter of 2016. (see adjusted earnings metrics table on page 12)

Income Taxes

Our effective tax rate for the three and six months ended June 30, 2017 was 40.87% and 41.07%, respectively, compared with 41.60% and 40.92% for the three and six months ended June 30, 2016, respectively. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $1.5 billion as of June 30, 2017, representing a 6.5% increase compared to the reporting period ending on June 30, 2016 and a 9.9% increase from year-end 2016. Gross loans were $1.2 billion as of June 30, 2017 representing an increase of 6.4% from year-end 2016.

The Company sold $37.7 million in mortgage loans for a net gain of $802,000 during the quarter ended June 30, 2017, compared to $70.2 million loans sold and a $1.1 million net gain for the same period in 2016. For the six months ended June 30, 2017, the Company sold $37.7 million in mortgage loans for a gain of $802,000 compared to $98.8 million loans sold and a $1.6 million net gain for the same period in 2016. The Company originated $168.2 million in mortgage loans during the six months ending June 30, 2017 and $97.1 million for the quarter ended June 30, 2017. For the same periods in 2016, the Company originated $156.4 million and $70.9 million, respectively, in mortgage loans.

The Company sold $23.1 million in SBA loans for a net gain of $1.5 million during the quarter ended June 30, 2017 compared to $7.5 million sold in SBA loans for a net gain of $468,000 for the same period in 2016. For the six months ended June 30, 2017, the company sold $46.3 million in SBA loans for a net gain of $3.0 million, compared to $11.6 million loans sold for a net gain of $706,000 for the same period in 2016. SBA loan originations for the six months ending June 30, 2017 were $54.7 million compared to $44.4 million for the same period in 2016. SBA loan originations for the quarter ending June 30, 2017 were $34.4 million compared to $23.6 million for the same period in 2016. The Company’s gross loans are reported net of the mortgage and SBA loans sold.

Earning assets

Loans held for investment, net of deferred fees and discounts, totaled $1.15 billion at June 30, 2017, a decrease of $43.4 million or 3.65%, from June 30, 2016 and an increase of $35.6 million or 3.2% from December 31, 2016. The decrease was primarily the result of scheduled maturities and early payoffs of TomatoBank loans purchased at a discount that did not fit our credit or pricing profile and we did not attempt to renew the loans.

Mortgage loans held for sale increased to $83.3 million as of June 30, 2017 compared to $44.3 million and $46.5 million as of December 31, 2016 and June 30, 2016, respectively. The increase is due to higher originations of single-family residential mortgage loans held for sale.

Total loans (including held for investment and held for sale) net of deferred fees and discounts as of June 30, 2017 were $1.23 billion, as compared to $1.15 billion as of December 31, 2016 and $1.24 billion as of June 30, 2016. The increase in loans as of June 30, 2017 was due to normal loan growth during the first half of 2017.

Investment securities increased to $46.4 million as of June 30, 2017 compared to $45.5 million and $36.3 million as of December 31, 2016 and June 30, 2016, respectively. The increase is due to normal investment activity

Deposits and borrowings

Deposits were at $1.3 billion at June 30, 2017, representing a 6.7% increase when compared to June 30, 2016 and a 10.9% increase from year-end 2016. The second quarter 2017 deposit balances reflect increases in all deposit types from December 31, 2016.

Noninterest-bearing deposits increased to $215.7 million as of June 30, 2017 as compared to $174.3 million and $155.2 million as of December 31, 2016 and June 30, 2016, respectively. The growth in noninterest-bearing deposits is mainly due to marketing efforts by our branches and by branch management.

Borrowings, consisting of long-term debt, has remained constant at $52.8 million as June 30, 2017 compared to $52.7 million and $52.6 million as of December 31, 2016 and June 30, 2016, respectively. Although we borrowed from the FHLB during the quarter, we had no FHLB borrowings at June 30, 2017.

Shareholders’ equity

Shareholders’ equity increased to $192.3 million as of June 30, 2017 compared to $181.6 million and $170.5 million as of December 31, 2016 and June 30, 2016 due to ongoing earnings of the Company.

Asset Quality

Asset quality remains strong with nonperforming assets as a percent of total assets of 0.61% as of June 30, 2017 compared to 0.54% as of June 30, 2016. Nonperforming assets totaled $9.3 million at June 30, 2017, $7.0 million at December 31, 2016 and $7.8 million at June 30, 2016. Included in the nonperforming assets at June 30, 2017 and 2016 is a SBA loan for $3.6 million that, pursuant to a SBA loan guaranty, the Company received full payment on the guarantee in July 2017. Nonperforming assets consist of Other Real Estate Owned (foreclosed properties), loans modified under troubled debt restructurings (TDRs), non-accrual loans, and loans past due 90 days or more and still accruing interest. Nonperforming assets exclude PCI loans acquired in prior acquisitions.

The allowance for loan losses totaled $10.6 million at June 30, 2017, compared to $14.2 million at December 31, 2016 and $12.1 million at June 30, 2016. The allowance for loan losses was 0.93%, 1.28%, and 1.02% of total loans held for investment, at June 30, 2017, December 31, 2016, and June 30, 2016, respectively. This decrease in the allowance for loan losses was due to the recapture of the provision for loan losses for the SBA loans described above.

Nonperforming loans, defined as loans modified under troubled debt restructurings (TDRs), non-accrual loans, and loans past due 90 days or more and still accruing interest were $8.5 million at June 30, 2017, or 0.74% of total loans. This compares to nonperforming loans of $7.5 million, or 0.63% of total loans, at June 30, 2016 and $6.1 million, or 0.55% of total loans, at December 31, 2016.

The Company had $833,000 in Other Real Estate Owned (“OREO”) at June 30, 2017, compared to $833,000 at December 31, 2016 and $293,000 at June 30, 2016. As of June 30, 2017, we had two OREO properties, compared with two OREO properties at December 31, 2016 and one OREO property at June 30, 2016. There were no additions to OREO for the six months ended June 30, 2017.

At June 30, 2017, we had loans delinquent 30 to 89 days of $20.7 million. This compares to $343,000 at December 31, 2016 and $2.3 million at June 30, 2016. As a percentage of total loans, delinquencies, excluding nonaccruals, were 1.81% at June 30, 2017, 0.03% at December 31, 2016 and 0.19% at June 30, 2016. The $20.7 million in past due loans includes $12.7 million in which the collateral securing the loan is in escrow, $6.2 million pending renewal, and $1.8 million delinquent loans.

The Company had $2.6 million in performing TDR loans at June 30, 2017 and December 31, 2016. The Company had four performing TDR loans at June 30, 2017 and December 31, 2016.

Corporate Overview

RBB Bancorp is a $1.5 billion in assets bank holding company headquartered in Los Angeles, California. Its wholly-owned subsidiary, Royal Business Bank (the “Bank”), is a full service commercial bank which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, Ventura County and in Las Vegas, including remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance and a full range of depository accounts. The Bank has ten branches in Los Angeles County, located in downtown Los Angeles, San Gabriel, Torrance, Rowland Heights, Monterey Park, Silverlake, Arcadia, Cerritos, Diamond Bar, and west Los Angeles, two branches in Ventura County, located in Oxnard and Westlake Village, and one branch in Las Vegas, Nevada. RBB’s administrative and lending center is located at 123 E. Valley Blvd., San Gabriel, California 91176, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park California 90621. RBB’s website address is www. royalbusinessbankusa. com.

Conference Call

Management will hold a conference call at 10:00 a.m. PDT/1:00 p.m. EDT on Friday, August 25, 2017, to discuss the Company’s second quarter 2017 financial results.

To listen to the conference call, please dial 1-833-659-7620, passcode 66454643. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 31, 2017 at 5:00 p.m. PDT/8:00 p.m. EDT.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com/ and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form S-1 for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2017	December 31, 2016	June 30, 2016
Assets
Cash and due from banks	$104,366	$74,213	$53,652
Federal funds sold and other cash equivalents	58,500	44,500	34,000

Total cash and cash equivalents	162,866	118,713	87,652
Interest-bearing deposits in other financial institutions	100	345	3,530
Investment securities available for sale	40,241	39,277	30,045
Investment securities held to maturity	6,199	6,214	6,229
Mortgage loans held for sale	83,263	44,345	46,476
Loans held for investment	1,146,005	1,110,446	1,189,428
Allowance for loan losses	(10,627)	(14,162)	(12,149)

Net loans held for investment	1,135,378	1,096,284	1,177,279
Premises and equipment, net	6,441	6,585	6,876
Federal Home Loan Bank (“FHLB”) stock	6,770	6,770	6,770
Net deferred tax assets	10,214	11,097	12,150
Other real estate owned (“OREO”)	833	833	293
Cash surrender value of life insurance	32,358	21,958	21,679
Goodwill	29,940	29,940	29,940
Servicing assets	4,661	3,704	2,773
Core deposit intangibles	1,612	1,793	2,000
Accrued interest and other assets	12,723	7,693	6,498

Total assets	$1,533,599	$1,395,551	$1,440,190

Liabilities and shareholders’ equity
Deposits:
Noninterest-bearing demand	$215,716	$174,272	$155,202
Savings, NOW and money market accounts	348,627	296,699	323,700
Time deposits	714,105	681,792	719,561

Total deposits	1,278,448	1,152,763	1,198,463
Reserve for unfunded commitments	517	604	394
Income tax payable	—	793	1,738
FHLB advances	—	—	10,000
Long-term debt	49,456	49,383	49,339
Subordinated debentures	3,379	3,334	3,287
Accrued interest and other liabilities	9,462	7,089	6,475

Total liabilities	1,341,262	1,213,966	1,269,696
Shareholders’ equity
Shareholder’s equity	192,427	181,852	170,306
Accumulated other comprehensive income (loss)—net of tax	(90)	(267)	188

Total shareholders’ equity	192,337	181,585	170,494

Total liabilities and stockholders’ equity	$1,533,599	$1,395,551	$1,440,190

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Interest and dividend income
Interest and fees on loans	$16,759	$18,218	$32,792	$31,873
Interest on interest-bearing deposits	209	68	360	156
Interest on investment securities	313	206	591	417
Dividend income on FHLB stock	82	164	235	261
Interest on federal funds sold and other	158	19	302	67

Total interest income	17,521	18,675	34,280	32,774
Interest expense
Interest on savings deposits, now and money market accounts	575	533	1,049	968
Interest on time deposits	1,993	1,736	3,842	3,343
Interest on subordinated debentures and other	907	901	1,812	921
Interest on other borrowed funds	12	6	29	8

Total interest expense	3,487	3,176	6,732	5,240

Net interest income	14,034	15,499	27,548	27,534
(Recapture) provision for loan losses	(4,188)	1,351	(4,188)	2,349

Net interest income after (recapture) provision for credit losses	18,222	14,148	31,736	25,185
Noninterest income
Service charges, fees and other	$646	$385	1,106	739
Gain on sale of loans	2,289	1,580	3,786	2,266
Loan servicing fees, net of amortization	(5)	167	257	289
Recoveries on loans acquired in business combinations	29	43	57	92
Increase in cash surrender value of life insurance	216	142	401	282
Gain on sale of securities	—	19	—	19

	3,175	2,336	5,607	3,687
Noninterest expense
Salaries and employee benefits	4,243	3,542	8,426	7,066
Occupancy and equipment expenses	727	879	1,471	1,622
Data processing	454	528	806	925
Legal and professional	296	951	(91)	967
Amortization of intangibles	87	104	181	165
Other expenses	1,153	1,651	2,745	4,592

	6,960	7,655	13,538	15,337

Income before income taxes	14,437	8,829	23,805	13,535
Income tax expense	5,901	3,673	9,776	5,539

Net income	$8,536	$5,156	$14,029	$7,996

Net income per share
Basic	$0.67	$0.40	$1.09	$0.63
Diluted	$0.62	$0.38	$1.02	$0.58
Cash Dividends declared per common share	$—	$—	$0.30	$0.20

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	QTD		YTD
	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Selected income statement data
Interest and fees on loans	$16,759	$18,218	$32,792	$31,873
Interest on investment securities	313	206	591	417
Interest on federal funds and other	449	251	897	484
Interest expense	3,487	3,176	6,732	5,240

Net interest income	14,034	15,499	27,548	27,534
(Recapture) provision for loan losses	(4,188)	1,351	(4,188)	2,349

Net interest income after provision for loan losses	18,222	14,148	31,736	25,185
Noninterest income	3,175	2,336	5,607	3,687
Noninterest expense	6,960	7,655	13,538	15,337

Income before income taxes	14,437	8,829	23,805	13,535
Income tax expense	5,901	3,673	9,776	5,539

Net income after taxes	$8,536	$5,156	$14,029	$7,996

Per share data (common stock)
Earnings
Basic	$0.67	$0.40	$1.09	$0.63
Diluted	$0.62	$0.38	$1.02	$0.58
Dividends declared	$0.30	$0.20	$0.30	$0.20
Book value	$14.99	$13.29	$14.99	$13.29
Tangible book value	$12.53	$10.80	$12.53	$10.80

Performance ratios
Return on average assets, annualized	2.29%	1.43%	1.93%	1.26%
Return on average shareholders’ equity, annualized	18.27%	12.33%	15.25%	9.61%
Return on average tangible common equity, annualized	21.97%	15.04%	18.38%	11.17%
Noninterest income to average assets, annualized	0.85%	0.65%	0.77%	0.58%
Noninterest expense to average assets, annualized	1.87%	2.12%	1.86%	2.42%
Return on average earning assets	5.02%	5.51%	5.03%	5.56%
Cost of average deposits	0.83%	0.75%	0.82%	0.82%
Cost of average interest-bearing deposits	0.99%	0.86%	0.97%	0.94%
Cost of average interest-bearing liabilities	1.28%	1.14%	1.26%	1.11%
Accretion on loans to average earning deposits	0.25%	0.79%	0.29%	0.59%
Net interest spread	3.75%	4.36%	3.77%	4.45%
Net interest margin	4.02%	4.57%	4.04%	4.67%
Efficiency ratio	40.44%	42.92%	40.83%	49.12%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the periods ending
	June 30, 2017	December 31, 2016	June 30, 2016
Weighted average shares outstanding
Basic	12,827,803	12,800,990	12,776,860
Diluted	13,798,475	13,695,900	13,677,252
Shares outstanding at period end	12,827,803	12,827,803	12,827,803
Loan to deposit ratio	89.64%	96.33%	99.25%
Core deposits / total deposits	70.51%	67.83%	70.14%
Net non-core funding dependency ratio	23.84%	12.20%	6.91%

Credit Quality Data
Loans 30-89 days past due (1)	20,688	343	2,262
Loans 30-89 days past due to total loans	1.81%	0.03%	0.19%
Nonperforming loans (2)	8,481	6,133	7,461
Nonperforming loans to total loans	0.74%	0.55%	0.63%
Nonperforming assets (3)	9,315	6,966	7,755
Nonperforming assets to total assets	0.61%	0.50%	0.54%
Allowance for loan losses to total loans held for investment	0.93%	1.28%	1.02%
Allowance for loan losses to nonperforming loans	125.30%	230.91%	162.81%
Net charge-offs to average loans	-0.06%	0.08%	0.02%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.70%	10.99%	9.84%
Tier 1 leverage ratio	11.24%	10.99%	10.11%
Tier 1 common capital to risk-weighted assets	13.68%	13.30%	11.49%
Tier 1 capital to risk-weighted assets	13.96%	13.55%	11.72%
Total capital to risk-weighted assets	19.10%	19.16%	16.77%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	13.32%	12.81%	11.84%
Tier 1 common capital to risk-weighted assets	16.58%	15.81%	13.72%
Tier 1 capital to risk-weighted assets	16.58%	15.81%	13.72%
Total capital to risk-weighted assets	17.53%	17.06%	14.75%

(1)	Includes $12.7 million in which the collateral securing the loan is in escrow, $6.2 million pending renewal, and $1.8 million delinquent loans.
(2)	Includes a SBA guaranteed loan as to which we received a $3.6 million payment in July 2017 pursuant to a SBA loan guaranty.
(3)	Includes $833,000 in OREO.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Consolidated Statements of Income
	2Q	1Q	4Q	3Q	2Q
	2017	2017	2016	2016	2016
Interest income
Loans, including fees	$16,759	$16,033	$15,846	$18,169	$18,218
Investment securities and other	762	726	870	530	457

Total interest income	17,521	16,759	16,716	18,699	18,675

Interest expense
Deposits	2,568	2,323	2,310	2,322	2,269
Interest on subordinated debentures and other	907	905	723	903	901
Other borrowings	12	17	193	16	6

Total interest expense	3,487	3,245	3,226	3,241	3,176

Net interest income before provision for loan losses	14,034	13,514	13,490	15,458	15,499
(Recapture) provision for loan losses	(4,188)	—	1,375	1,250	1,351

Net interest income after (recapture) provision for loan losses	18,222	13,514	12,115	14,208	14,148

Noninterest income	3,175	2,432	2,683	2,596	2,336
Noninterest expense	6,960	6,578	5,532	7,037	7,655

Income before income taxes	14,437	9,368	9,266	9,767	8,829
Income taxes	5,901	3,875	3,880	4,070	3,673

Net income	$8,536	$5,493	$5,386	$5,697	$5,156

Net income per common share - basic	$0.67	$0.43	$0.42	$0.44	$0.40
Net income per common share - diluted	$0.62	$0.40	$0.39	$0.42	$0.38
Cash dividends declared per common share	$0.00	$0.30	$0.00	$0.00	$0.20
Cash dividends declared	$—	$3,848	$—	$—	$2,554
Return on average assets, annualized	2.29%	1.55%	1.49%	1.59%	1.43%
Return on average earning assets	5.02%	5.04%	4.92%	5.41%	5.51%
Cost of average deposits	0.83%	0.80%	0.78%	0.77%	0.75%
Cost of average interest-bearing deposits	0.99%	0.95%	0.91%	0.89%	0.86%
Cost of average interest-bearing liabilities	1.28%	1.24%	1.20%	1.16%	1.14%
Accretion on loans to average earning assets	0.25%	0.25%	0.54%	0.75%	0.79%
Net interest margin	4.02%	4.06%	3.97%	4.47%	4.57%

	Six months ended
	June 30,
Allowance for loan losses	2017	2016
Beginning balance	$14,162	$10,023
(Recapture) additions to the allowance charged to expense	(4,188)	2,349
Recoveries on loans charged-Off	653	—

	10,627	12,372
Less loans charged-off	—	(223)

Ending balance	$10,627	$12,149

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2017 and 2016.

	June 30
	2017	2016
(dollars in thousands, except per share data)
Tangible common equity:
Total shareholders’ equity	$192,337	$170,494
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,612)	(2,000)

Tangible common equity	$160,785	$138,554

Tangible assets:
Total assets-GAAP	$1,533,599	$1,440,190
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,612)	(2,000)

Tangible assets:	$1,502,047	$1,408,250

Common shares outstanding	12,827,803	12,827,803
Tangible common equity to tangible assets ratio	10.70%	9.84%
Tangible book value per share	$12.53	$10.80

Adjusted Earnings Metrics (non-GAAP)

Management uses the measure adjusted earnings to assess the performance of our core business and the strength of our capital position. We believe that this non-GAAP financial measure provides meaningful additional information about us to assist investors in evaluating our operating results. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles adjusted earnings, adjusted diluted earnings per share, adjusted return on average assets and adjusted return on average tangible common equity to their most comparable GAAP measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(dollars in thousands, except per share data)
Income before taxes - GAAP	$14,437	$8,829	$23,805	$13,535
Adjustments to interest income
Accretion of purchase discounts	(868)	(2,675)	(1,946)	(3,491)
(Recapture) provision for loan losses	(4,188)	1,351	(4,188)	2,349
Adjustments to noninterest income
Gain on sale of investment securities, net	—	(19)	—	(19)
Adjustments to other expenses
Integration and acquisition expenses	—	984	—	1,746

Total adjustments to income	(5,056)	(359)	(6,134)	585

Adjusted earnings pre-tax	9,381	8,470	17,671	14,120
Adjusted taxes	3,834	3,524	7,257	5,778

Adjusted earnings non-GAAP	$5,547	$4,946	$10,414	$8,342

Adjusted diluted earnings per share	$0.40	$0.36	$0.75	$0.61
Weighted average diluted common shares outstanding	13,863,273	13,679,257	13,798,475	13,677,252
Average assets	$1,494,746	$1,450,050	$1,466,033	$1,273,873
Adjusted return on average assets	1.49%	1.37%	1.43%	1.32%
Average tangible common equity	$155,798	$136,145	$153,898	$143,962
Adjusted return on average tangible common equity	14.28%	14.57%	13.65%	11.69%